Exhibit 5.1

April 29, 2011

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-169900) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the issuance by the Company of $2,000,000,000 aggregate principal amount of Floating Rate Senior Medium-Term Notes, Series H, due 2014 (the “Securities”) pursuant to the Terms Agreement dated April 27, 2011 (the “Terms Agreement”) between the Company and J.P. Morgan Securities LLC and the other several agents party thereto, which incorporates by reference the Master Agency Agreement dated as of October 21, 2010 (the “Master Agency Agreement”) among the Company and the agents named therein. The Securities will be issued under an Indenture dated as of October 21, 2010 (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”).

JPMorgan Chase & Co.	April 29, 2011

We have examined the Registration Statement; the Company’s prospectus dated October 13, 2010, as supplemented by the Company’s prospectus supplement dated October 21, 2010 and the Company’s pricing supplement dated April 27, 2011 (the “Pricing Supplement”) relating to the Securities; the Indenture; the Master Agency Agreement; the Terms Agreement; and a duplicate of the master global note to which the Pricing Supplement will be appended, which together represents the Securities. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities have been duly authorized and executed, and when issued by the Company, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Terms Agreement, the Securities will

JPMorgan Chase & Co.	April 29, 2011

constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/    Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP